Business Conduct Policy

Business Owner: President/CEO

Date Approved by the Board: February 19, 2025

Effective Date: February 19, 2025

At Mawer, all business decisions and our fiduciary activities are conducted in the best interests of our clients, the firm and the Mawer Funds. Mawer adheres to the CFA Code of Ethics and Standards of Professional Conduct and CFA Institute Asset Manager Code of Professional Conduct.

Staff are required to avoid activities, interests, and associations that may harm the reputation of Mawer or that interfere with your ability to exercise judgement or act in the best interest of our clients, the firm, and the Mawer Funds. Activities such as personal financial dealings with clients, giving or receiving gifts and entertainment, acting as an agent through a power of attorney or executor appointment, and engaging in outside activities may give rise to a real or perceived conflict of interest that may interfere with your independence and objectivity.

References to the code of ethics system refers to STAR Compliance or any other reporting system approved from time to time.

Who is Bound by this Policy?

All Mawer employees, owners/partners and personnel employed or contracted directly or indirectly by Mawer or one of its subsidiaries.

Gifts and Entertainment

You and your immediate family members are permitted to give or receive gifts and/or entertainment, or any other similar form of consideration from or to any person, business, or association which Mawer does, or seeks to do business with, provided any gifts or entertainment above a nominal value of $250 are reported through our code of ethics systems, STAR Compliance.

If the value of such gift or entertainment exceeds $500, you must obtain prior approval from your People Leader by submitting a request form in STAR Compliance, which is reviewed and monitored by Compliance. Compliance will monitor gifts and entertainment reports, trends and approval requests above $500 to assess if gifts or entertainment given to, or received by, a particular person are appropriate.

The Board Chair is responsible for reviewing and approving gifts or entertainment in excess of $500 given or received by the President/CEO. The Board Vice-Chair is responsible for reviewing and approving gifts or entertainment in excess of $500 given or received by the Board Chair.

Giving or receiving cash or cash equivalents (including Visa, Mastercard or gift cards) is not acceptable in any amount.

Outside Activities

You are permitted to engage in personal, community, non-profit, business, political or other activities outside of the firm so long as:

●	they do not interfere with your responsibilities at Mawer,

●	if they create an actual or perceived conflict of interest, such conflicts are managed in the best interests of our clients, and

●	they are disclosed and approved in accordance with this Policy.

An outside activity includes:

●	investment interests in private companies or investments resulting in a 20% or greater ownership interest,[1]
●	investments, in any amount, in any entity, investment or organization controlled, organized or promoted by another Owner or Owner Principal,
●	lending or borrowing with any other employee, contractor, Owner or Owner Principal of the firm,
●	outside employment,
●	direct or indirect ownership or operational management of commercial or residential real estate rentals (excluding investments in comingled real estate investment vehicles disclosed under the personal trading policy),
●	director, officer, or other appointed or elected positions at public or private companies, not-for profit organizations or associations,
●	a position (paid or unpaid) that places you in a leadership or influential role, such as coaching a sports team or leadership position in a community, volunteer or religious organization.

Approval and Disclosure of Outside Activities

You must obtain approval for any outside activity from Compliance and your People Leader prior to engaging in such outside activity by submitting a request form in STAR Compliance.

Compliance will review a potential outside activity to assess for a real or perceived conflict of interest with our clients, the firm or the Mawer Funds. If a conflict may exist, Compliance will recommend measures to manage any real or perceived conflict of interest or, in situations where the conflict cannot be managed, may recommend the request for approval be denied. The outcome of the assessment by Compliance will be provided to your People Leader who will approve or reject outside activity requests.

New Employees: Upon joining Mawer, you must disclose all existing outside activities to Compliance and obtain approval from your People Leader by submitting a request form in STAR Compliance.

Registered Individuals: Compliance will determine whether an outside activity requires disclosure to regulatory authorities under applicable securities regulations and if so will make the appropriate regulatory filings.

Owners/Partners: Subject to the Partnership and Shareholders Agreement (PSA), Owners and their Owner Principals may engage in outside activities and personal investments that do not interfere with the performance of their duties at Mawer or prejudice or conflict with the business interests of Mawer. Approval of the Board may be required for any outside activities which have a real or perceived conflict of interest with our clients, the firm or the Mawer Funds, involve a position of influence, are significant investments in excess of 20% of the ownership of an entity or investment, are an employment activity for compensation (cash, equity, options, or any other form) not involving Mawer, involve lending or borrowing with another Owner.

Personal investments, unless specifically excluded, require disclosure and/or approval as set out in Mawer’s Personal Trading Policy.

[1]	All investment interests in private companies require reporting under our Personal Trading Policy.

Directors & Officer Appointments

To ensure our investment decisions are insulated from any real or perceived conflicts, Mawer personnel are prohibited from serving as an officer or director of any public or private company which is held or may be held by a Mawer Fund or client account managed by Mawer. If you hold a director or officer position in a company when a Mawer Fund or client account makes a new investment, you must:

●	resign from the position within 60 days of the initial investment by a Mawer Fund or client account, and
●	immediately abstain from voting on any matter that may affect the interests of the Mawer Fund or client account prior to your resignation.

Personal Financial Dealings with Clients

Personal or private financial dealings with clients may create a real or perceived conflict of interest. You must avoid positions of power or influence over clients or potential clients, particularly if they may be vulnerable.

Staff are prohibited from engaging in the following financial dealings with any client of Mawer (including employees and Owners who are also clients):

●	borrowing from a client, other than from clients who are in the business of lending (e.g. financial institutions);
●	lending or extending credit to a client;
●	buying or selling property or assets to/from a client, unless such transaction is:
-	priced at fair market value;
-	conducted through a common commercial mechanism (if one exists for transactions of that type) and subject to common commercial terms – examples include an auction, public marketplace, real estate transaction using registered real estate brokers, etc.; and
-	the transaction does not create a conflict of interest or perceived conflict of interest for Mawer or its client.

Exclusions:

●	Lending or borrowing with family members for purchases of ownership interests in Mawer.
●	Lending or borrowing among Owners for purchases of ownership interests in Mawer or for other personal matters subject to Board approval.
●	Financing for ownership transactions provided through Mawer’s firm financing program.
●	Charitable donations made to clients or the client’s employer.
●	Other personal financial dealings with clients that have been approved by the Board.

Powers of Attorney or Executor Roles

Staff may not accept an appointment to act, or continue to act, under a power of attorney (POA), executor appointment, or a similar grant of agency by a client of Mawer.

Exceptions:

If the client granting a POA (or similar authority) is a close family member (a spouse, sibling, parent, child, cousin, aunt or uncle), you may accept the appointment, provided that:

●	if you are a registrant, the applicable client account(s) are not managed by you;
●	the registrant responsible for the client account(s) retains a copy of the POA (or similar authorization) and complies with all applicable terms and conditions; and
●	the applicable client accounts are disclosed to Compliance and subject to periodic review by Compliance.

No other exceptions are permitted unless approved by the Board.

Compliance approval must be obtained before accepting any appointment or acting in an agent capacity by submitting a request form through STAR Compliance.

Legal Actions

If you become aware of a client, vendor, or service provider threatening legal action against our clients, the firm or the Mawer Funds, or any Mawer personnel, you must immediately notify Mawer’s General Counsel. You must not communicate with, or respond to, any external parties or external legal counsel regarding any ongoing or pending legal action involving Mawer or its subsidiaries.

You are required to report to the General Counsel any ongoing or pending criminal or civil legal matters which involve you personally (as either plaintiff or defendant) that may impact Mawer, its subsidiaries, or Mawer clients. If you are a registrant, all ongoing or pending legal actions which involve you directly or indirectly must be disclosed to your People Leader and Compliance as they may require reporting to regulatory authorities.

Annual Acknowledgment

As part of your annual acknowledgement and annual training, you are required to confirm your compliance with and accuracy and completeness of disclosures related to this Business Conduct Policy. Your annual acknowledgement will be reviewed by Compliance.

You must also report any instances of non-compliance with the Policy to Compliance and your People Leader promptly.

Reporting and Monitoring

People Leaders are responsible for supervising and approving their team members activities covered by this Policy and reporting to Compliance through the Quarterly People Leader Acknowledgement. Compliance is responsible for reviewing, monitoring and reporting compliance with this policy to the Board’s Risk Management and Audit Committee.

Recordkeeping

All records related to this Policy will be retained in a readily accessible manner for a period of not less than seven years. For the first two years, such records will be located in one of Mawer’s offices.

Non-Compliance with this Policy

Non-compliance with this policy is a serious matter and may result in disciplinary action up to and including dismissal, as well as possible civil or criminal prosecution for any violations of applicable laws and regulations.

Relevant Laws, Regulations or Rules:

●	CFA Asset Manager Code of Professional Conduct, https://www.cfainstitute.org/-/media/documents/code/amc/asset-manager-code.ashx
●	CFA Code of Ethics and Standards of Professional Conduct, https://www.cfainstitute.org/-/media/documents/code/code-ethics-standards/code-of-ethics-standards-professional-conduct.ashx
●	National Instrument 31-103, Part 13, Division 2
●	National Instrument 31-103CP, Part 13, Division 2
●	Rule 204A-1 under the Investment Advisers Act
●	IRC Conflicts of Interest Matters Manual
●	CSA Staff Notice 31-363
●	CSA Client Focused Reforms Frequently Asked Questions
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